Exhibit 99.1

Prevail Therapeutics Announces Appointment of William H. Carson, M.D., to Board of Directors

NEW YORK, Sept. 10, 2020 (GLOBE NEWSWIRE) — Prevail Therapeutics Inc. (Nasdaq: PRVL), a biotechnology company developing potentially disease-modifying AAV-based gene therapies for patients with neurodegenerative diseases, today announced the appointment of William H. Carson, M.D., to its Board of Directors.

“Bill knows how to drive the development of innovative treatments — including drugs for a wide range of diseases that affect the brain — from concept to commercialization,” said Francois Nader, M.D., Non-Executive Chairman of Prevail’s Board of Directors. “We are thrilled that he will bring that expertise to bear at Prevail as we continue to develop gene therapies for patients suffering from devastating neurodegenerative diseases, including Parkinson’s disease, frontotemporal dementia and Gaucher disease.”

Dr. Carson was most recently the President and CEO of Otsuka Pharmaceutical Development & Commercialization, Inc. (OPDC), leading the development and regulatory approvals of Otsuka’s global compounds including Abilify Maintena®, Rexulti®, Samsca® and Jynarque®. He also oversaw the approval of Abilify MyCite®, the first FDA-approved digital medicine. Dr. Carson joined Otsuka as Vice President of the Princeton Aripiprazole Unit in 2002, establishing the company’s presence there. Before joining Otsuka, he rose through the ranks in the CNS Research and Development department at Bristol-Myers Squibb. Prior to joining the pharmaceutical industry, Dr. Carson, a board-certified psychiatrist, was an Associate Professor in the Department of Psychiatry and Behavioral Sciences at the Medical University of South Carolina.

Dr. Carson currently serves as Chairman of the Board of Directors of OPDC, and is also the Chairman of the Board of the Sozosei Foundation, a newly established Otsuka charitable organization with a main focus on decriminalization of mental illness. He is a Board Member of Excision Biotherapeutics and Trustee of the non-profit Internet2. He is Board Chair Emeritus of the Sphinx Organization, which advocates for parity and inclusion in the arts. Dr. Carson holds an A.B. Degree from Harvard College and a M.D. degree from Case Western Reserve University. He is a Distinguished Fellow of the American Psychiatric Association, the National Medical Association and the Executive Leadership Council. Dr. Carson was named to Savoy Magazine’s 2018 list of the Top 100 Most Influential Blacks in Corporate America.

“Dr. Carson is an outstanding and important addition to our Board of Directors,” said Asa Abeliovich, M.D., Ph.D., Founder and Chief Executive Officer of Prevail. “I know that he will bring both deep medical expertise and compassion for patients to the role, as well as his stellar track record of advancing therapies through clinical development, FDA approval and commercialization.”

“I am honored to join Prevail at this exciting time for the company,” said Dr. Carson. “Prevail’s programs are moving forward quickly, and promising data are beginning to emerge. I am looking forward to helping the company continue to advance its mission of developing potentially disease-modifying treatments for patients with neurodegenerative disorders.”

About Prevail Therapeutics

Prevail is a gene therapy company leveraging breakthroughs in human genetics with the goal of developing and commercializing disease-modifying AAV-based gene therapies for patients with neurodegenerative diseases. The Company is developing PR001 for patients with Parkinson’s disease with GBA1 mutations (PD-GBA) and neuronopathic Gaucher disease; PR006 for patients with frontotemporal dementia with GRN mutations (FTD-GRN); and PR004 for patients with certain synucleinopathies.

Prevail was founded by Dr. Asa Abeliovich in 2017, through a collaborative effort with The Silverstein Foundation for Parkinson’s with GBA and OrbiMed, and is headquartered in New York, NY.

Forward-Looking Statements Related to Prevail

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Examples of these forward-looking statements include statements concerning Prevail’s ability to develop potentially disease-modifying treatments for patients with neurodegenerative disorders. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks and uncertainties include, among others: Prevail’s novel approach to gene therapy makes it difficult to predict the time, cost and potential success of product candidate development or regulatory approval; initial data or other preliminary analyses or results of early clinical trials may not be predictive of final trial results or of the results of later clinical trials; Prevail’s gene therapy programs may not meet safety and efficacy levels needed to support ongoing clinical development or regulatory approval; the regulatory landscape for gene therapy is rigorous, complex, uncertain and subject to change; the fact that gene therapies are novel, complex and difficult to manufacture; and risks relating to the impact on Prevail’s business of the COVID-19 pandemic or similar public health crises. These and other risks are described more fully in Prevail’s filings with the Securities and Exchange Commission (SEC), including the “Risk Factors” section of the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2020, filed with the SEC on August 11, 2020, and its other documents subsequently filed with or furnished to the SEC. All forward-looking statements contained in this press release speak only as of the date on which they were made. Except to the extent required by law, Prevail undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

Media Contact:

Mary Carmichael

Ten Bridge Communications

mary@tenbridgecommunications.com

617-413-3543

Investor Contact:

investors@prevailtherapeutics.com